Exhibit 99.1

news release for immediate release

Contact:	Janice McDill
Phone:	312.698.6707
Email:	janice.mcdill@grubb-ellis.com
Grubb & Ellis Company Announces Closing of Sale of
$30.0 Million of Unsecured Convertible Senior Notes
SANTA ANA, Calif. (May 7, 2010) — Grubb & Ellis Company (NYSE: GBE), a leading real estate services and investment firm, today announced the completion of its offering of $30.0 million aggregate principal amount of unsecured convertible senior notes due 2015. The notes have an interest rate of 7.95% per annum.
The company also granted the initial purchaser a 45-day option to purchase up to an additional $4.5 million aggregate principal amount of notes to cover over-allotments, if any.
The company estimates that the net proceeds from the offering will be approximately $28.0 million after deducting offering expenses. The company intends to use the net proceeds from the offering to fund growth initiatives, short-term working capital and general corporate purposes.
The notes were sold in a private placement to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended.
The notes and the underlying common stock issuable upon conversion have not been registered under the Securities Act or applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes (including the shares of common stock into which the notes are convertible), nor shall there be any sale of the notes (including the shares of common stock into which the notes are convertible) in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.
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Grubb & Ellis Company 1551 N. Tustin Avenue, Suite 300	Santa Ana, CA 92705	714.667.8252	714.667.6860 fax

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5/7/10
Grubb & Ellis Company Announces Closing of Sale of $30.0 Million of Unsecured Convertible Senior Notes
Forward-Looking Statements
Certain statements included in this press release may constitute forward-looking statements regarding, among other things, the expected use of proceeds. These statements involve known and unknown risks, uncertainties and other factors that may cause the company’s actual results and events in future periods to be materially different from those anticipated, including risks and uncertainties related to the financial markets. Such factors which could adversely affect the company’s ability to obtain these results include, among other things: (i) a continued or further slowdown in the volume and the decline in transaction values of sales and leasing transactions; (ii) the general economic downturn and recessionary pressures on businesses in general; (iii) a prolonged and pronounced recession in real estate markets and values; (iv) the unavailability of credit to finance real estate transactions in general and the company’s tenant-in-common programs, in particular; (v) the ability of the company to return to compliance with the NYSE’s continued listing standards; (vi) the success of current and new investment programs; (vii) the success of new initiatives and investments; (viii) the inability to attain expected levels of revenue, performance, brand equity and expense synergies resulting from the merger of Grubb & Ellis Company and NNN Realty Advisors in general, and in the current macroeconomic and credit environment, in particular; and (ix) other factors described in the company’s annual report on Form 10-K/A for the fiscal year ending December 31, 2009 and in other current reports on Form 8-K filed with the Securities and Exchange Commission. The company does not undertake any obligation to update forward-looking statements.
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Grubb & Ellis Company 1551 N. Tustin Avenue, Suite 300	Santa Ana, CA 92705	714.667.8252	714.667.6860 fax